Exhibit 99.1

Kadmon Provides Business Update and Reports Fourth Quarter and Full Year 2018 Financial Results

NEW YORK, March 7, 2019 – Kadmon Holdings, Inc. (NYSE: KDMN) today provided a business update and reported financial and operational results for the fourth quarter and full year ended December 31, 2018.

“We continued to make strong progress in advancing KD025 throughout 2018, notably reporting encouraging results from our Phase 2a study in cGVHD after receiving FDA Breakthrough Therapy Designation in October 2018,” said Harlan W. Waksal, M.D., President and CEO at Kadmon. “We are on track to complete enrollment and deliver the primary endpoint readout in our registration trial of KD025 in cGVHD in the second half of 2019.”

Dr. Waksal added, “We have started this year with great momentum: We have made key additions to our leadership team, including our CFO; we have added two highly qualified, scientific and operationally-based board members; and we are well capitalized to execute our growing development pipeline. In 2019, we plan to initiate three new clinical trials: A Phase 2 study of KD025 in systemic sclerosis; a clinical study of KD045, our next-generation pan-ROCK inhibitor for fibrotic diseases; and a clinical study of KD033, our IL-15 fusion protein for immuno-oncology. In parallel, we continue to build our organization to support our ultimate goal of helping patients with serious unmet medical needs.”

2019 Anticipated Key Clinical Milestones:

KD025

•	Complete enrollment in registration trial in cGVHD and announce readout of primary endpoint in 2H 2019
•

Continue dialogue with the U.S. Food and Drug Administration (FDA) regarding Kadmon’s regulatory strategy for KD025 in cGVHD; KD025 received Breakthrough Therapy Designation from the FDA in October 2018 and Orphan Drug Designation in August 2017

•	Initiate double-blind, placebo-controlled Phase 2 clinical trial in systemic sclerosis (scleroderma) in 1H 2019

KD045

•	Initiate clinical trial of KD045, Kadmon’s next-generation pan-ROCK inhibitor for the treatment of fibrotic diseases, in 2H 2019

KD033

•	Initiate clinical trial of KD033, Kadmon’s anti-PD-L1/IL-15 fusion protein for immuno-oncology, in 2H 2019

KD034

•	Continue dialogue with the FDA regarding its review and approval of KD034, Kadmon’s generic trientine hydrochloride drug candidates, for the treatment of Wilson’s disease

Financial Results

Fourth Quarter 2018 Results

Loss from operations for the three months ended December 31, 2018 was $27.8 million, compared to $17.2 million for the same period in 2017.

Revenue for the three months ended December 31, 2018  was $0.2 million, compared to $1.5 million for the same period in 2017. The Company does not place significant value on its commercial operations from a revenue-generating standpoint; however, the Company leverages its commercial infrastructure to support the development of its clinical-stage product candidates by providing quality assurance, compliance, regulatory and pharmacovigilance capabilities, among others.

Research and development expenses for the three months ended December 31, 2018 were $17.1 million, compared to $10.5 million for the same period in 2017.  The increase in research and development expenses was primarily related to direct external costs associated with development of KD025 and compensation for research and development personnel.

Selling, general and administrative expenses for the three months ended December 31, 2018 were $10.9 million, compared to $7.9 million for the same period in 2017.

Full Year 2018 Results

Loss from operations for the year ended December 31, 2018 was $85.9 million, compared to $68.6 million for the same period in 2017.

Revenue for the year ended December 31, 2018  was $1.4 million, compared to $12.3 million for the same period in 2017.  The Company does not place significant value on its commercial operations from a revenue-generating standpoint; however, the Company leverages its commercial infrastructure to support the development of its clinical-stage product candidates by providing quality assurance, compliance, regulatory and pharmacovigilance capabilities, among others.

Research and development expenses for the year ended December 31, 2018 were $49.0 million, compared to $40.8 million for the same period in 2017. The increase in research and development expenses was primarily related to direct external costs of developing our product candidates across multiple projects.

Selling, general and administrative expenses for the year ended December 31, 2018 were $37.6 million, compared to $37.1 million for the same period in 2017.

Liquidity and Capital Resources

At December 31, 2018, Kadmon’s cash and cash equivalents totaled $94.7 million, compared to $67.5 million at December 31, 2017. Additionally, in January 2019, the Company sold shares of common stock through its ATM offering and received total net proceeds of $29.0 million. In addition, as of December 31, 2018, Kadmon maintained approximately 13% ownership of common stock of MeiraGTx Holdings plc, a publicly-traded (Nasdaq: MGTX), clinical-stage gene therapy company.

About KD025

KD025 is a selective oral inhibitor of Rho-associated coiled-coil kinase 2 (ROCK2), a signaling pathway that modulates inflammatory response. Enrollment is ongoing in KD025-213, a pivotal Phase 2 clinical trial of KD025 in adults with cGVHD who have received at least two prior lines of systemic therapy. In October 2018, the FDA granted Breakthrough Therapy Designation to KD025 for the treatment of cGVHD, which was supported by data from an ongoing Phase 2 clinical trial of KD025 in cGVHD (KD025-208). In August 2017, the FDA granted Orphan Drug Designation to KD025 for the treatment of cGVHD.

About Kadmon Holdings, Inc.

Kadmon Holdings, Inc. is a fully integrated biopharmaceutical company developing innovative products for significant unmet medical needs. Our product pipeline is focused on autoimmune, inflammatory and fibrotic diseases as well as immuno-oncology.

Forward Looking Statements

This press release contains forward-looking statements. Such statements may be preceded by the words “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “could,” “intends,” “targets,” “projects,” “contemplates,” “believes,” “estimates,” “predicts,” “potential” or “continue” or the negative of these terms or other similar expressions. Forward-looking statements involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. We believe that these factors include, but are not limited to, (i) the initiation, timing, progress and results of our preclinical studies and clinical trials, and our research and development programs; (ii) our ability to advance product candidates into, and successfully complete, clinical trials; (iii) our reliance on the success of our product candidates; (iv) the timing or likelihood of regulatory filings and approvals; (v) our ability to expand our sales and marketing capabilities; (vi) the commercialization of our product candidates, if approved; (vii) the pricing and reimbursement of our product candidates, if approved; (viii) the implementation of our business model, strategic plans for our business, product candidates and technology; (ix) the scope of protection we are able to establish and maintain for intellectual property rights covering our product candidates and technology; (x) our ability to operate our business without infringing the intellectual property rights and proprietary technology of third parties; (xi) costs associated with defending intellectual property infringement, product liability and other claims; (xii) regulatory developments in the United States, Europe and other jurisdictions; (xiii) estimates of our expenses, future revenues, capital requirements and our needs for additional financing; (xiv) the potential benefits of strategic collaboration agreements and our ability to enter into strategic arrangements; (xv) our ability to maintain and establish collaborations or obtain additional grant funding; (xvi) the rate and degree of market acceptance of our product candidates; (xvii) developments relating to our competitors and our industry, including competing therapies; (xviii) our ability to effectively manage our anticipated growth; (xix) our ability to attract and retain qualified employees and key personnel; (xx) our ability to achieve cost savings and other benefits from our efforts to streamline our operations and to not harm our business with such efforts; (xxi) the use of proceeds from our recent public offerings; (xxii) the potential benefits of any of our product candidates being granted orphan drug designation;  (xxiii) the future trading price of the shares of our common stock and impact of securities analysts’ reports on these prices; and/or (xxiv) other risks and uncertainties. More detailed information about Kadmon and the risk factors that may affect the realization of forward-looking statements is set forth in the Company’s filings with the U.S. Securities and Exchange Commission (the “SEC”), including the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018. Investors and security holders are urged to read these documents free of charge on the SEC’s website at www.sec.gov. The Company assumes no obligation to publicly update or revise its forward-looking statements as a result of new information, future events or otherwise.

Kadmon Holdings, Inc.
Consolidated Statements of Operations
(in thousands, except per share data)

	Three Months Ended December 31,		Years Ended December 31,
	2018	2017	2018	2017
	(unaudited)
Revenues
Net sales	$58	$187	$691	$5,257
License and other revenue	174	1,277	705	7,007
Total revenue	232	1,464	1,396	12,264
Cost of sales	51	222	412	1,332
Write-down of inventory	5	(22)	270	1,654
Gross profit	176	1,264	714	9,278
Operating expenses:
Research and development	17,090	10,499	48,966	40,777
Selling, general and administrative	10,914	7,916	37,644	37,057
Total operating expenses	28,004	18,415	86,610	77,834
Loss from operations	(27,828)	(17,151)	(85,896)	(68,556)
Total other expense (income)	13,651	1,476	(31,120)	11,339
Income tax expense (benefit)	38	(437)	(524)	(121)
Net loss	$(41,517)	$(18,190)	$(54,252)	$(79,774)
Deemed dividend on convertible preferred stock	515	490	2,011	1,918
Net loss attributable to common stockholders	$(42,032)	$(18,680)	$(56,263)	$(81,692)

Basic and diluted net loss per share of common stock	$(0.37)	$(0.24)	$(0.58)	$(1.42)
Weighted average basic and diluted shares of common stock outstanding	113,130,817	78,397,156	97,609,000	57,405,331

Kadmon Holdings, Inc.
Condensed Consolidated Balance Sheets
(in thousands)

	December 31,
	2018	2017

Cash and cash equivalents	$94,740	$67,517
Other current assets	4,196	2,496
Investment, equity securities	34,075	—
Other noncurrent assets	11,650	13,539
Total assets	$144,661	$83,552

Current liabilities	24,018	56,644
Other long term liabilities	4,752	25,150
Secured term debt – net of current portion and discount	27,480	—
Total liabilities	56,250	81,794
Total stockholders’ equity	88,411	1,758
Total liabilities and stockholders’ equity	$144,661	$83,552

Contact Information

Ellen Cavaleri, Investor Relations

646.490.2989

ellen.cavaleri@kadmon.com